SPORTS & RECREATION, INC.

EXHIBIT 11
WEIGHTED AVERAGE SHARES OUTSTANDING CALCULATION
FOR THE PERIOD ENDED OCTOBER 27, 1996


PRIMARY

                              Thirteen Weeks Ended      Thirty-Nine Weeks Ended
                                  October 27, 1996             October 27, 1996
  Weighted average common
    stock shares outstanding            19,994,234                   19,903,725
  Weighted average stock issued
    assuming  exercise of stock
    options using the treasury
    stock method at average
    market price                           282,475                      0  (1)

  Total weighted average
    shares outstanding                  20,276,709                   19,903,725

  Net income (loss)                      $ 898,416                 $(32,679,548)

  Primary income (loss)
    Per Share                               $0.04                      $(1.64)

FULLY DILUTED

  Weighted average common
    stock shares outstanding            19,999,234                   19,903,725
  Weighted average stock issued
    assuming exercise of stock
    options using the treasury
    stock method at the higher
    of average market price or
    ending market price                    282,475                     0 (1)
  Weighted average stock issued
    assuming the as adjusted
    method for the 4 1/4%
    Convertible Subordinated
    Notes Due 2000                          0 (2)                      0 (2)

  Total weighted average
    shares outstanding                  20,276,709                   19,903,725

  Net income (loss) as reported           $898,416                 $(32,679,548)
  Interest adjustment net of
    tax for the 4 1/4% Convertible
    Subordinated Notes                      0 (2)                      0 (2)

  Net income (loss)                       $898,416                 $(32,679,548)

  Fully diluted income (loss)
    per share                              $0.04                     $(1.64)

(1) Not  reported  under  GAAP as  conversion  would  be  anti-dilutive
(2) Not reported under GAAP as conversion would be anti-dilutive, and dilution less than 3%.